FOR IMMEDIATE RELEASE

BLACK BOX CORPORATION ANNOUNCES THE CLOSING OF
THE SALE OF ITS FEDERAL GOVERNMENT IT SERVICES BUSINESS

PITTSBURGH, PENNSYLVANIA, August 27, 2018 – Black Box Corporation (NASDAQ:BBOX), a leading digital solutions provider, announced that it has closed on its previously announced agreement to sell its Federal Government IT Services Business (the “Federal Business”) to Arlington Capital Partners, a leading private equity firm with a focus on businesses in government services and other adjacent markets, for a cash purchase price of $75 million. Arlington Capital Partners purchased 100% of the equity interests of the Federal Business on a debt-free, cash-free basis. Raymond James & Associates and Jones Day represented Black Box in this transaction.
The net cash proceeds from the sale of the Federal Business, after purchase price adjustments of $5.6 million, transaction fees and expenses of $3.2 million as well as $3.0 million of funds deposited into escrow for the finalization of certain closing items as well as certain indemnifications, were used to pay Bank fees, interest on bank debt and indebtedness. After fees and interest, the new $10 million LIFO senior revolving credit facility was paid first and the Term Loan was paid in full, with the remaining funds reducing the original Revolving Credit Line. The LIFO line is available for future borrowings (subject to continued compliance with the Credit Agreement).
“This was a critical step to give the company options moving forward and reduces the debt to more manageable levels,” said Joel Trammell, CEO of Black Box.

While the completion of the sale of the Federal Business is a significant milestone for Black Box, the Company continues to focus on exploring all other strategic alternatives with the assistance of Raymond James and Jones Day to address its liquidity needs including, among others, refinancing, restructuring and the sale of other assets. This process reflects the continued commitment of the Board of Directors of the Company to act in the best interests of the Company and to maximize value for the Company’s stockholders. While the Company is working expeditiously to its next initiative, there can be no assurances that the Company will be able to consummate any other strategic alternatives.

About Black Box
Black Box (NASDAQ:BBOX) is the trusted digital partner. With more than 40 years of experience connecting people and devices, we are dedicated to helping clients embrace the intelligent edge and enable their digital transformation. Our award-winning products and extensive services connect you with your customers, your team, and the world. Every day, our customers trust us to design, deploy, and manage their digital needs including retail IoT solutions, healthcare, and mission-critical control room infrastructures across commercial enterprises and governmental organizations. With a global presence and extensive team of technical experts, we make digital transformation possible whether at one location or hundreds. To learn more about Commercial Services and Government Solutions visit bboxservices.com. To learn more about Technology Products Solutions visit blackbox.com. Follow us on Twitter at @blackbox_ns.

Black Box® and the Double Diamond logo are registered trademarks of BB Technologies, Inc.

Cautionary Forward-Looking Statements
When included in this Form 8-K, the words “expects,” “believes,” and “anticipates” and analogous expressions are intended to identify forward-looking statements. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, such risks and uncertainties may include, among others: the statements related to the Company’s pursuit of other strategic alternatives. Actual results could differ from those projected due to numerous factors, including, without limitation, the ability of the Company to consummate other strategic alternatives. Additional risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018 and in the Company’s Current Report on Form 8-K filed on July 2, 2018. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this Form 8-K. The Company expressly disclaims any obligation or undertaking to release publicly any updates or any changes in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:
Black Box Corporation
David J. Russo
Executive Vice President, Chief Financial Officer and Treasurer
Phone: (724) 873-6788
Email: investors@blackbox.com